EXHIBIT 11

                      SPARTECH CORPORATION AND SUBSIDIARIES
                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                      (In thousands, except per share data)

                                 QUARTER ENDED      NINE MONTHS ENDED
                                  Aug. 3,  Aug. 4,    Aug 3., Aug. 4,
                                 2002      2001      2002      2001

NET EARNINGS
  Basic net earnings           $  11,486   $ 4,659  $ 25,422  $ 23,337
  Add:  distributions on
   preferred securities,
   net of tax                      1,614         -         -     2,086

  Diluted net earnings         $  13,100  $  4,659  $ 25,422  $ 25,423

WEIGHTED AVERAGE SHARES
 OUTSTANDING
  Basic weighted average common
   shares outstanding             28,724    26,746    27,447    26,690
  Add:  shares issuable from
   assumed conversion of
   preferred stock                 4,578         -         -     2,071
  Add:  shares issuable from
   assumed exercise of options       588       577       537       423

  Diluted weighted average
   shares outstanding             33,890    27,323    27,984    29,184


NET EARNINGS PER SHARE

  Basic                         $    .40  $    .17  $    .93  $    .87
  Diluted                       $    .39  $    .17  $    .91  $    .87